                                   EXHIBIT 4.3

                         AFFILIATED MANAGERS GROUP, INC.


                                10,448 Shares of
                  Series B-1 Voting Convertible Preferred Stock
                              and 19,403 Shares of
                Series B-2 Non-Voting Convertible Preferred Stock





                         -------------------------------

                            STOCK PURCHASE AGREEMENT
                         -------------------------------





                                November 7, 1995

                         Affiliated Managers Group, Inc.
                            Stock Purchase Agreement
                                November 7, 1995

                                      INDEX

                                                                              Page
SECTION 1.  TERMS OF PURCHASE................................................  1
      1.1     Description of Securities......................................  1
      1.2     Reserved Shares................................................  1
      1.3     Sale and Purchase..............................................  2
      1.4     Closing........................................................  2

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  2
      2.1     Organization and Corporate Power...............................  2
      2.2     Authorization..................................................  3
      2.3     Capitalization; Rule 701 Offering..............................  3
      2.4     Subsidiaries; Investments......................................  5
      2.5     Financial Statements...........................................  5
      2.6     Absence of Undisclosed Liabilities.............................  5
      2.7     Absence of Certain Developments................................  5
      2.8     Title to Properties............................................  6
      2.9     Tax Matters....................................................  6
      2.10    Certain Contracts and Arrangements.............................  7
      2.11    Proprietary Information........................................  8
      2.12    Effect of Transactions.........................................  9
      2.13    Employee Benefit Plans.........................................  9
      2.14    Litigation.....................................................  9
      2.15    Offerees......................................................  10
      2.16    Business; Compliance with Laws................................  10
      2.17    Investment Banking; Brokerage.................................  10
      2.18    Transactions with Affiliates..................................  10
      2.19    Disclosure....................................................  11

SECTION 3.    CONDITIONS OF PURCHASE........................................  11
      3.1     Satisfaction of Conditions....................................  11
      3.2     Authorization.................................................  11
      3.3     Amended and Restated Certificate of Incorporation.............  11
      3.4     Director Election.............................................  11
      3.5     Opinion of Counsel............................................  12
      3.6     Stockholders' Agreement.......................................  12
      3.7     All Proceedings Satisfactory..................................  12
      3.8     No Violation or Injunction....................................  12


                                       (i)

                                                                              Page
                                                                              ----
      3.9     Delivery of Documents.........................................  12

SECTION 4.    COVENANTS OF THE COMPANY......................................  13
      4.1     Financial Statements; Minutes.................................  13
      4.2     Budget and Operating Forecast.................................  14
      4.3     Conduct of Business...........................................  14
      4.4     Payment of Taxes, Compliance with Laws, etc...................  14
      4.5     Material Adverse Effect.......................................  14
      4.6     Insurance.....................................................  15
      4.7     Life Insurance................................................  15
      4.8     Affiliated Transactions.......................................  15
      4.9     Use of Proceeds...............................................  15
      4.10    Inspection....................................................  15
      4.11    Directors Liability...........................................  16
      4.12    Stock Plans...................................................  16
      4.13    Restrictions and Limitations..................................  16

SECTION 5.    REPRESENTATIONS OF INVESTORS..................................  18

SECTION 6.    DEFINITIONS...................................................  19

SECTION 7.    GENERAL.......................................................  22
      7.1     Amendments, Waivers and Consents..............................  22
      7.2     Survival of Covenants; Assignability of Rights................  23
      7.3     Notices.......................................................  23
      7.4     Headings......................................................  24
      7.5     Counterparts..................................................  24
      7.6     Entire Agreement..............................................  25
      7.7     Adjustments...................................................  25
      7.8     Law Governing.................................................  25
      7.9     Severability..................................................  25
      7.10    Expenses......................................................  25


                                      (ii)

EXHIBITS

Exhibit A-  List of Investors
Exhibit B- Amended and Restated Certificate of Incorporation
Exhibit C- Company Counsel Opinion
Exhibit D- Form of Stockholders' Agreement
Exhibit E- Amended and Restated 1994 Stock Incentive Plan
Exhibit F- 1995 Stock Incentive Plan


SCHEDULES

Schedule 2.3 - Capitalization
Schedule 2.4 - Subsidiaries
Schedule 2.5 - Financial Statements
Schedule 2.6 - Liabilities
Schedule 2.7 - Developments
Schedule 2.8 - Title Matters
Schedule 2.9 - Tax Matters
Schedule 2.10- Contracts and Commitments
Schedule 2.13- Employee Benefit Plans
Schedule 2.18- Transactions with Affiliates


                                      (iii)

                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT is made as of this 7th day of November, 1995, by and among Affiliated Managers Group, Inc., a corporation incorporated under the laws of the State of Delaware (the "Company"), and the Investors listed on the signature pages hereof (the "Investors" and each individually an "Investor").

                               W I T N E S S E T H

      WHEREAS, each of the Investors desires to purchase, and the Company desires to sell, shares of its Series B-1 Voting Convertible Preferred Stock and shares of its Series B-2 NonVoting Convertible Preferred Stock (as such terms are hereafter defined) in the amounts and on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  TERMS OF PURCHASE

      1.1 Description of Securities. The Company has authorized the issuance and sale to the Investors of Ten Thousand Four Hundred and Forty-Eight (10,448) shares of its authorized but unissued Series B-1 Voting Convertible Preferred Stock, par value $.01 per share (the "Series B-1 Voting Convertible Preferred Stock") and Nineteen Thousand Four Hundred and Three (19,403) shares of its authorized but unissued Series B-2 Non-Voting Convertible Preferred Stock, par value $.01 per share (the "Series B-2 Non-Voting Convertible Preferred Stock" and, together with the Series B-1 Voting Convertible Preferred Stock, the "Class B Convertible Preferred Stock"). The Class B Convertible Preferred Stock and the Company's Class A Convertible Preferred Stock, par value $.01 per share (the "Class A Convertible Preferred Stock") are referred to as the "Preferred Shares."

      1.2 Reserved Shares. The Company has authorized and has reserved and covenants to continue to reserve, a sufficient number of shares of its Class B Common Stock, par value $.01 per share (the "Class B Common Stock") to satisfy the rights of conversion of the holders of the Series B-2 Non-Voting Convertible Preferred Stock. The Company has authorized and has reserved and covenants to continue to reserve, a sufficient number of shares of its Common Stock, par value $.01 per share (the "Common Stock") to satisfy the rights of conversion of the holders of the Series B-1 Voting Convertible Preferred Stock and the rights of conversion of holders of shares of Class B Common Stock or Series B-1 Voting Convertible Preferred Stock issuable upon conversion of the shares of Series B-2 Non-Voting Convertible Preferred Stock. Any shares of Common Stock, Class B Common Stock or Series B-1 Voting Convertible Preferred Stock or any successor class or classes of capital stock of the Company thereafter issued or issuable (directly or indirectly) upon conversion of Class B Convertible Preferred Stock are herein referred to as "Conversion Shares," and the Class B Convertible

Preferred Stock and the Conversion Shares are herein collectively referred to as the "Securities."

      1.3 Sale and Purchase. Subject to the terms and conditions herein set forth, the Company shall issue and sell to each of the Investors, and each Investor shall purchase from the Company, the number of shares of Class B Convertible Preferred Stock set forth opposite the name of such Investor in Column 2 or 3 of Exhibit A hereto, for the aggregate purchase price set forth in the corresponding row of Column 4 of said Exhibit A, which Class B Convertible Preferred Stock shall be shares of either Series B-1 Voting Convertible Preferred Stock or shares of Series B-2 Non-Voting Convertible Preferred Stock, as set forth on Exhibit A.

      1.4 Closing. The closing (the "Closing") of the sale and purchase of the Class B Convertible Preferred Stock shall take place at the offices of Goodwin, Procter & Hoar, located at Exchange Place, Boston, Massachusetts, at 10:00 A.M., on November 7, 1995 (the "Closing Date"). At the Closing, the Company will deliver the Class B Convertible Preferred Stock being acquired by each Investor in the form of a certificate issued in such Investor's name or in the name of its nominee (of which the Investor shall notify the Company not less than three business days prior to the Closing Date), against payment of the full purchase price therefor by or on behalf of each Investor to the Company by wire transfer of immediately available funds to the Company's account (of which the Company shall notify the Investors not less than three business days prior to the Closing Date) or by check, as agreed to by the Company.


SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      In order to induce the Investors to enter into this Agreement, the Company represents and warrants to the Investors, that as of the date hereof:

      2.1   Organization and Corporate Power.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Company has all required corporate power and authority to own its property, to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby, and generally to carry out the transactions contemplated hereby and thereby. The copies of the Certificate of Incorporation and By-laws of the Company, as amended to date, which have been furnished to counsel for the Investors by the Company, are correct and complete at the date hereof. The Company is not in violation, in any material respect, of any term of its Certificate of Incorporation or By-laws, or in violation, in any material respect, of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company, other than any such violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

            (b) Each of the Subsidiaries is duly organized, validly or legally existing (as the case may be) and in good standing under the laws of the State of Delaware, and is qualified to do business in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries has all required corporate or partnership (as applicable) power and authority to own its property and to carry on its business as presently conducted. The copies of the organizational documents of each Subsidiary, as amended to date, which have been furnished to counsel for the Investors by the Company, are correct and complete at the date hereof. None of the Subsidiaries is in violation, in any material respect, of any term of its organizational documents, or in violation, in any material respect, of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to it, other than any such violation which could not reasonably be expected to have a Material Adverse Effect.

      2.2 Authorization. This Agreement and all other documents and instruments executed pursuant hereto are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The execution, delivery and performance of this Agreement and the Stockholders' Agreement and all other documents and other instruments contemplated hereby to be executed by the Company and the issuance of the Class B Convertible Preferred Stock and, upon conversion thereof, the Conversion Shares have been duly authorized by all necessary corporate or other action of the Company. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required of the Company in connection with the execution, delivery and performance of this Agreement, or the issuance and delivery of the Class B Convertible Preferred Stock in accordance with the terms of this Agreement and the Conversion Shares upon conversion of the Class B Convertible Preferred Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit B (the "Certificate of Incorporation") (or the issuance and delivery of the shares of Common Stock upon the conversion of the Class B Common Stock or Series B-1 Voting Convertible Preferred Stock in accordance with the terms of the Certificate of Incorporation), or the performance or consummation of any other transaction contemplated hereby other than those which have been obtained or made prior to the date hereof and which are in full force and effect and other than those which do not need to be made until after the date hereof.

      2.3 Capitalization; Rule 701 Offering.

            (a) The authorized and issued capital stock of the Company is as set forth in Schedule 2.3 attached hereto. Except as disclosed in Schedule 2.3, the Company has not issued any other shares of its capital stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. As of the Closing, all the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued and will be fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. The shares of Class B Convertible Preferred Stock have been duly and validly authorized and, when delivered and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable. The relative rights, preferences, restrictions and other provisions relating to the Preferred Shares and Conversion Shares are as set forth in Exhibit B attached hereto. The Company has authorized and reserved for issuance upon conversion of the Class B Convertible Preferred Stock not less than Ten Thousand Four Hundred and Forty-Eight (10,448) shares of its Common Stock, Nineteen Thousand Four Hundred and Three (19,403) shares of its Class B Common Stock and Nineteen Thousand Four Hundred and Three (19,403) shares of its Series B-1 Voting Convertible Preferred Stock, and such Conversion Shares will be, when issued in accordance with the Certificate of Incorporation of the Company, duly and validly authorized and issued, fully paid and nonassessable. The Company has authorized and reserved for issuance upon conversion of the shares of Class B Common Stock (or the Series B-1 Voting Convertible Preferred Stock issuable upon conversion of the Series B-2 Non-Voting Convertible Preferred Stock) not less than Nineteen Thousand Four Hundred and Three (19,403) shares of its Common Stock, and such shares of Common Stock will be, when issued in accordance with the Certificate of Incorporation of the Company, duly and validly authorized and issued, fully paid and nonassessable. Except as set forth on Schedule 2.3, there are no preemptive rights or rights of first refusal with respect to the issuance or sale of the Company's capital stock, other than rights to which holders of the Class B Convertible Preferred Stock and Conversion Shares and holders of Class A Convertible Preferred Stock and the Common Stock issuable upon the conversion thereof are entitled as set forth in the Stockholders' Agreement referred to in Section 3.6 hereof. Except as disclosed in Schedule 2.3, there are no restrictions on the transfer of the Company's capital stock other than those arising from federal and state securities laws or under this Agreement or the Stockholders' Agreement referred to in Section 3.6 hereof. Except as set forth in the Stockholders' Agreement, or as disclosed in Schedule 2.3, there are no rights to have the Company's capital stock registered for sale in connection with the laws of any jurisdiction. Set forth in Schedule 2.3 is a listing of all partners and shareholders (including the number of shares of each class owned by each such person) of the Company and each Subsidiary and of the holders of all outstanding stock options, warrants, calls and other rights relating to the issuance of equity in the Company and each Subsidiary. The outstanding capital stock of the Company will not be subject to adjustment (except inasmuch as the rights, preferences, restrictions and other provisions relating thereto have changed pursuant to the provisions of the Certificate of Incorporation) by reason of the issuance of the Class B Convertible Preferred Stock on the date hereof.

            (b) Subsequent to the Closing Date, it is contemplated that the Company may issue and sell not more than 4,477 shares of Series B-1 Voting Convertible Preferred

Stock at a purchase price of $670.00 per share to certain qualifying persons of the type enumerated in clause (i) of Rule 701(b)(1) promulgated under the Securities Act of 1933 (the "Securities Act") and who are selected by the Board of Directors of the Company in its sole discretion.

      2.4 Subsidiaries; Investments. Except as set forth on Schedule 2.4, the Company does not have any ownership interest in any corporation, partnership, limited liability company, limited liability partnership, joint venture or other entity. Set forth on Schedule 2.4 is a description of the ownership structure of each Subsidiary and each other entity in which the Company has a ownership interest.

      2.5 Financial Statements. Included in Schedule 2.5 are the following consolidated financial statements of the Company, all of which fairly present the consolidated financial position of the Company on the dates of such statements and the results of its operations for the periods covered thereby: audited consolidated balance sheet of the Company as of December 31, 1994, and unaudited consolidated balance sheets of the Company as of June 30, 1995, and September 30, 1995, and the related statements of income and cash flows for the year and periods then ended. The foregoing financial statements have been prepared in accordance with GAAP consistently applied over the periods covered thereby (except that the unaudited financial statements included therein do not include footnote disclosure and may be subject to year-end audit adjustments) none of which alone or in the aggregate would have a Material Adverse Effect.

      2.6 Absence of Undisclosed Liabilities. Except as and to the extent disclosed in Schedule 2.6 and to the extent reflected or reserved against in the balance sheet of the Company as of September 30, 1995, included in Schedule 2.5 (the "Base Balance Sheet"), neither the Company nor any Subsidiary has any material accrued or contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof, which has arisen other than in the ordinary course of business and which is of a nature required to be reflected or reserved against in the Base Balance Sheet in accordance with GAAP.

      2.7 Absence of Certain Developments. Except as disclosed in Schedule 2.7, since September 30, 1995, there has been (i) no material adverse change in the condition, financial or otherwise, of the Company or any Subsidiary or in the assets, liabilities, properties, operations or business of the Company or any Subsidiary, and, to the best knowledge of the Company, there exists no condition, event or occurrence (other than conditions, events and occurrences affecting businesses in the same or similar businesses as the Company and its Subsidiaries) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the condition, financial or otherwise, of the Company or any Subsidiary or on the assets, liabilities, properties, operations or business of the Company or any Subsidiary, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company or any Subsidiary, (iii) no waiver of any valuable right of the

Company or any Subsidiary or cancellation of any debt or claim held by the Company or any Subsidiary, (iv) no loan by the Company or any Subsidiary to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor, (v) no material loss, destruction or damage to any property of the Company or any Subsidiary, whether or not insured, and (vi) no labor trouble involving the Company or any Subsidiary, no material loss of personnel of the Company or any Subsidiary and no material change in the terms and conditions of the employment of the Company's key personnel (including, without limitation, Messrs. Nutt and Healey) or the key personnel of any Subsidiary.

      2.8 Title to Properties. Each of the Company and each of its Subsidiaries has good and marketable title to all of its properties and assets, free and clear of all liens, restrictions or encumbrances, except as disclosed in
Schedule 2.8 and except where the failure to have such title or for such property to be so free and clear, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary owns any real property. All machinery and equipment included in such properties which is necessary to the business of the Company or any Subsidiary as presently conducted is in good condition and repair and all leases of real or personal property to which the Company or any of its Subsidiaries is a party are fully effective and afford the Company or its Subsidiary, as applicable, peaceful and undisturbed possession of the subject matter of the lease except where the failure to be in such condition or to be so effective, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation could reasonably be expected to have a Material Adverse Effect.

      2.9 Tax Matters. The Company and each of the Subsidiaries from the date it became a Subsidiary, and to the best knowledge of the Company prior to the date it became a Subsidiary, has filed all tax returns which it is required to file pursuant to any federal, state or local law, and all such returns are correct and complete in all material respects. Except as set forth in Schedule 2.9, all foreign, federal, state and local taxes owed by the Company have been paid. Except as set forth on said Schedule 2.9, the provision for taxes on the Base Balance Sheet is sufficient for the payment of all accrued and unpaid foreign, federal, state, county and local taxes of the Company, whether or not assessed or disputed as of the date of said balance sheet. Except as set forth on
Schedule 2.9, there exist no material unpaid assessments on the Company for any fiscal period. All taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. With regard to the federal or state income tax returns of the Company, the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service or any state taxing authority. There are in effect no waivers of applicable statutes of limitations with respect to any taxes owed by the Company for any year. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Except as set forth in Schedule 2.9, each of the Subsidiaries is an entity classified as a partnership for federal tax purposes.

      2.10 Certain Contracts and Arrangements. Except as set forth in Schedule
2.10 hereto, the Company is not a party or subject to:

            (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

            (b) any contract or agreement creating any obligation of the Company to pay to any third party $500,000 or more in any twelve-month period with respect to any single such contract or agreement;

            (c) any contract containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any person or entity;

            (d) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $500,000;

            (e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $500,000, other than the Credit Agreement and related Promissory Notes dated as of May 11, 1995, among the Company, the several Lenders named in the Credit Agreement and Chemical Bank, a New York banking corporation, as Administrative Agent (the "Senior Loan Agreement");

            (f) any material partnership, limited liability company or joint venture agreement;

            (g) any employment contracts, or agreements (other than non-competition, non-solicitation and/or non-disclosure agreements) with officers, directors, employees or stockholders of the Company or persons or organizations related to or affiliated with any such persons;

            (h) any stock redemption or purchase agreements;

            (i) any stock option or other stock purchase or similar equity issuance plans; or

            (j) any commission or fee sharing agreement (other than with employees of the Company incurred in the ordinary course of business).

      Except as otherwise described on the Schedules hereto, neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect. Each material agreement, contract, lease, license, commitment or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound as of the date hereof is set forth on
Schedule 2.10 (collectively, the "Material Contracts").

      Except as set forth on Schedule 2.10, and after giving effect to the transactions contemplated hereby, all of the Material Contracts are valid, binding and in full force and effect and enforceable by the Company in accordance with their terms. Except as set forth in Schedule 2.10, each of the Company and the Subsidiaries has performed in all material respects all obligations required to be performed by it to date under the Material Contracts and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder in any such case which either individually as in the aggregate would have a Material Adverse Effect. Except as disclosed on Schedule 2.7, neither the Company, nor any of the Subsidiaries, nor, to the knowledge of the Company, any other party to any Material Contract has given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract. None of such other parties has any presently exercisable right to terminate any Material Contract (other than those Material Contracts which are investment advisory or management agreements) nor will any such other party have any right to terminate any Material Contract on account of the execution, delivery or performance of this Agreement, the Stockholders' Agreement or any other document executed and delivered in connection herewith.

      2.11 Proprietary Information. All proprietary information developed by or belonging to the Company or any of the Subsidiaries (including, without limitation, contact lists and transaction structures) and which is material to the business of the Company has been kept confidential. None of the Company or any of the Subsidiaries is making unlawful use of any intellectual property of any other person, including without limitation any former employer of any past or present employees of the Company. Neither the Company nor any of the Company's employees or consultants nor any of the Subsidiaries or any of their employees or consultants has any agreements or arrangements with former employers of such employees or consultants relating to any intellectual property of such employers, which interfere or conflict with the performance of such employee's or consultant's duties for the Company or such Subsidiary or results in any former employers of such employees and consultants having any rights in, or claims on, the Company's intellectual property or the intellectual property of any of the Subsidiaries. The activities of the Company's employees and consultants and the employees and consultants of each Subsidiary on behalf of the Company or such Subsidiary do not violate any agreements or arrangements which any such employees have with former employers. Each current and former employee of the Company and its Subsidiaries, and each of the Company's and its Subsidiaries' consultants has executed an agreement regarding confidentiality and proprietary information (except where the failure of such person to have executed such agreement cannot reasonably be anticipated to have a Material Adverse Effect) and, to the knowledge of the Company, none of such employees and consultants are in violation of such agreements.

      2.12 Effect of Transactions. The execution, delivery and performance by the Company of this Agreement, the Stockholders' Agreement and the agreements and transactions contemplated hereby will not conflict with or result in any violation of or default under any material contract, obligation or commitment of the Company or any Subsidiary (with or without the lapse of time, the giving of notice, or both), or any provision of any organizational document of the Company or any Subsidiary, or result in the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company or any Subsidiary except as contemplated by this Agreement and the Stockholders' Agreement. The Company's execution and delivery of this Agreement and the Stockholders' Agreement and its performance of the transactions contemplated hereby will not violate any judgment, decree, order, statute, rule or regulation of any federal, state or local government or agency applicable to the Company or any Subsidiary or to which the Company or any Subsidiary is a party.

      2.13 Employee Benefit Plans. Except as set forth in Schedule 2.13, the Company does not maintain or contribute to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") nor has it ever maintained or contributed to an Employee Benefit Plan except as described in Schedule 2.13. The terms and operation of each Employee Benefit Plan comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans and no such plan is a so-called multi-employer plan. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program.

      Except as specifically set forth in Schedule 2.13, or as required by
Section 4980B of the Internal Revenue Code or Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, the Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other non-pension benefit to terminated employees.

      2.14 Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary affecting any of their respective businesses, properties or assets, or against any officer or key employee of the Company or any Subsidiary in his capacity as an officer or key employee of the Company or such Subsidiary, or which may call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby; nor, to the best knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted.

      2.15 Offerees. Neither the Company nor anyone acting on its behalf has in the past or will sell, offer for sale or solicit offers to buy any securities of the Company so as to bring the offer, issuance or sale of the Class B Convertible Preferred Stock or the Conversion Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or will be within the exemptions of Section 4 thereof. The Company has and will comply with all applicable state "blue-sky" or securities laws in connection with the issuance and sale of its Common Stock, Class B Convertible Preferred Stock and other securities heretofore issued and to be issued upon the closing of the Agreement.

      2.16  Business; Compliance with Laws.

            (a) Each of the Subsidiaries other than J M H Management Corporation is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and each of the Subsidiaries is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business (except for failures to be so authorized that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

            (b) The Company and each Subsidiary has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted in each case, except where the failure to have any of such franchises, permits, licenses, rights or privileges, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation, in any material respect, of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business as it is presently conducted except where any such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary is in compliance, in all material respects, with all federal, state and local laws and regulations relating to its business as presently conducted, except where any such failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      2.17 Investment Banking; Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith.

      2.18 Transactions with Affiliates. Except as set forth on Schedule 2.18 hereto, to the best of the Company's knowledge, without investigation, no person directly or indirectly holding an interest in the Company is a party to any material agreement, commitment or transaction with the Company, or (other than as a client thereof) any of its Subsidiaries or has any material interest in any property used by the Company or any of its Subsidiaries.

      2.19 Disclosure. Neither this Agreement, the exhibits or schedules hereto, the Stockholders' Agreement and all other documents and instruments executed pursuant hereto contains any untrue statement of any material fact, or omits to state any material fact that is necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.  CONDITIONS OF PURCHASE

      Each Investor's obligation to purchase and pay for the Class B Convertible Preferred Stock shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to each Investor's satisfaction on or before and at the Closing Date of the following conditions:

      3.1 Satisfaction of Conditions. The representations and warranties of the Company made in Section 2 hereof shall be true and correct on and as of the Closing Date; each of the conditions specified in this Section 3 shall have been satisfied or waived in writing; and on the Closing Date, certificates to such effect executed by the President or the Executive Vice President of the Company and by the principal financial officer of the Company shall be delivered to the Investors.

      3.2 Authorization. The Board of Directors and the stockholders of the Company shall have duly adopted resolutions in form reasonably satisfactory to the Investors authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and the Investors shall have received a duly executed certificate of the Secretary of the Company setting forth a copy of such resolutions and confirming that such resolutions have not been modified, rescinded or amended and are in full force and effect, setting forth a copy of the Certificate of Incorporation and By-laws of the Company, as in effect on the Closing Date, setting forth an incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Company and such other matters as may be requested by the Investors.

      3.3 Amended and Restated Certificate of Incorporation. The Board of Directors and Stockholders of the Company shall have unanimously adopted resolutions providing for the restatement of the Company's Certificate of Incorporation in the form attached hereto as Exhibit B and such restated Certificate of Incorporation shall have been filed with the Secretary of State of Delaware.

      3.4 Director Election. Michael F. Elliott shall have been elected as a Director of the Company.

      3.5 Opinion of Counsel. The Investors shall have received from counsel for the Company, Messrs. Goodwin, Procter & Hoar, their favorable opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit C.

      3.6 Stockholders' Agreement. The Company, the Investors and all the other stockholders of the Company shall have executed and delivered a Stockholders' Agreement in the form of Exhibit D hereto (the "Stockholders' Agreement").

      3.7 All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith. The issuance and sale of the Class B Convertible Preferred Stock to the Investors shall be made in conformity with all applicable state and federal securities laws.

      3.8 No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation and shall not be subject to any injunction, stay or restraining order.

      3.9 Delivery of Documents. The Company shall have executed and delivered to the Investors (or shall have caused to be executed and delivered to the Investors by the appropriate persons) the following:

            (a) Certificates for the Class B Convertible Preferred Stock as set forth in Exhibit A;

            (b) Certified copies of resolutions of the Board of Directors (and, to the extent necessary, the stockholders) of the Company authorizing the execution and delivery of this Agreement, the Stockholders' Agreement, the Restated Certificate, the issuance of the Class B Convertible Preferred Stock and upon conversion of the Class B Convertible Preferred Stock, the issuance of the Conversion Shares;

            (c) A copy of the Company's corporate charter, certified as of a recent date by the appropriate Secretary of State;

            (d) A copy of the Certificate of Incorporation certified by the appropriate Secretary of State;

            (e) A copy of the by-laws of the Company certified by the secretary of the Company;

            (f) A certificate issued by the appropriate Secretary of State of the state of incorporation of the Company certifying that the Company is in good standing in such state;

            (g) A certificate issued by the appropriate Secretary of State of the state of organization of each Subsidiary certifying that, to the extent applicable, each such Subsidiary is in good standing in such state;

            (h) A certificate issued by the Secretary of State of the Commonwealth of Massachusetts certifying that the Company is in good standing in Massachusetts;

            (i) Payment or reimbursement on the Closing Date of fees of the Investors in accordance with Section 7.10 hereof; and

            (j) Such other supporting documents and certificates as the Investors may reasonably request.


SECTION 4.  COVENANTS OF THE COMPANY

      The Company shall comply with the following covenants until such time as
(i) the Investors own less than, in the aggregate, 10% of the Class B Preferred Stock issued at the Closing (or Conversion Shares issued or issuable upon the conversion thereof), (ii) a Qualified Public Offering occurs, or (iii) a Qualified Public Float exists at the Average Qualifying Price.

      4.1 Financial Statements; Minutes. The Company will maintain a comparative system of accounts in accordance with GAAP, keep full and complete financial records and furnish to all Investors the following reports: (a) within 120 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with a consolidated statement of income and retained earnings and of cash flows of the Company for such year, audited and certified by independent public accountants of recognized national standing, prepared in accordance with GAAP consistently applied; (b) within 45 days after the end of each of month commencing with November 1995, a consolidated unaudited balance sheet of the Company as at the end of such month and, if such month end is also the end of a fiscal quarter but not the end of a fiscal year, within 45 days after the end of such month a consolidated unaudited statement of income and retained earnings and of cash flow for the Company for such quarter and for the year to date; (c) promptly, and in no event more than ten days after the Company's receipt thereof, copies of all audit reports, so-called "management letters" and other communications and reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each interim or special audit of the Company or any of its Subsidiaries made by such accountants; and (d) simultaneously with delivery to the lenders under the Senior Loan Agreement, copies of all financial statements, information and notices delivered under Section 5.2 of the Senior Loan Agreement which are not otherwise delivered to the Investors pursuant to this Section 4.1.

      4.2 Budget and Operating Forecast. Commencing with the Company's 1996 fiscal year, the Company will prepare and submit to the Board of Directors of the Company a budget for the Company for each fiscal year of the Company at least 30 days prior to the beginning of such fiscal year, together with management's written discussion and analysis of such budget. The budget shall be accepted as the budget for such fiscal year when it has been approved by a majority of the full Board of Directors of the Company and, thereupon, a copy of such budget promptly shall be sent to the Investors. The Company shall review the budget periodically and shall advise the Board of Directors of all changes therein and all material deviations therefrom.

      4.3 Conduct of Business. The Company will, and will cause each of its Subsidiaries to, continue to engage principally in the business now conducted by the Company or such Subsidiary and businesses similar or related thereto and those reasonably compatible therewith. The Company will keep in full force and effect its corporate existence and will use commercially reasonable efforts to maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as necessary to permit such business to be properly and advantageously conducted.

      4.4 Payment of Taxes, Compliance with Laws, etc. The Company will, and will cause each of its Subsidiaries to, pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that neither the Company nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company or such Subsidiary in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will comply with all applicable laws and regulations in the conduct of its business, including, without limitation, the Advisers Act and the Investment Company Act of 1940, as amended (the "1940 Act"), and will comply with all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

      4.5 Material Adverse Effect. The Company will promptly advise the Investors of any event which has a Material Adverse Effect on the Company, and of each suit or proceeding commenced or threatened against the Company or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company. The Company will also promptly notify the Investors of any facts which, if such facts had existed on the Closing Date, would have constituted a material breach of the representations and warranties contained herein.

      4.6 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar business as the Company. The

Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for the operation of its business.

      4.7 Life Insurance. The Company will maintain, and continue to pay the premiums on, "key-man" term life insurance from financially sound and reputable insurers on the life of William J. Nutt in the face amount of $5,000,000 with the proceeds payable to the Company. The Company hereby agrees that such policy shall not be assigned, borrowed against, pledged or encumbered in any other way.

      4.8 Affiliated Transactions. All transactions by and between the Company and any officer, key employee or stockholder of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, key employee or stockholder, shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the Board of Directors after full disclosure of the terms thereof, for which purpose the interested party, if a Director, and any affiliate of the interested party who is a Director, shall not be entitled to vote.

      4.9 Use of Proceeds. The Company will use the proceeds from the sale of the Class B Convertible Preferred Stock to reduce the Company's debt under the Senior Loan Agreement, to make investments in investment managers and advisers, and for working capital. Pending use for the above described purposes, said proceeds shall be temporarily invested in short-term, interest bearing securities, including U.S. Government securities, certificates of deposit and similar instruments, and money market mutual funds.

      4.10 Inspection. The Company will, upon reasonable prior notice to the Company, permit authorized representatives of the Investors to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested. Each Investor (on behalf of itself and its representatives) agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in its, his or her regular business relating to the Company) any knowledge or information of a confidential or proprietary nature with respect to any records, data, plans, strategies, business operations or techniques of the Company or any affiliate (which, to the extent they were disclosed to the Investor or its representative in writing, where identified as confidential or proprietary) ("Confidential Information") other than information which (a) is or becomes generally available to the public other than as a result of disclosure by such Investor or its representatives in violation of this Agreement, (b) is required by law or government regulation to be disclosed to a court or government regulatory or supervisory body; provided, however, that prior to disclosing such information, the applicable Investor or representative shall give the Company notice and shall use their respective reasonable efforts to obtain confidential treatment therefor, (c) such Investors can show was contained in a writing in its possession at the time of disclosure, which information had not been wrongfully acquired, directly or indirectly from the Company or any affiliate and such Investor is not under an obligation of confidentiality with respect thereto, (d) is subsequently disclosed to such Investor by a third party not in violation of any rights of, or obligations to, the Company or (e) any information which is independently developed by an employee or agent of such Investor who has not had access to any Confidential Information.

      4.11 Directors Liability. The Certificate of Incorporation or By-laws of the Company will, at all times during which any nominee of any of the Investors serves as a director of the Company, provide for indemnification of the directors of the Company and limitations on the liability of the directors of the Company to the fullest extent permitted under applicable state law.

      4.12 Stock Plans. Effective as of the Closing, the Company shall amend and restate the Company's 1994 Stock Incentive Plan so that it is in the form attached hereto as Exhibit E and will adopt the Company's 1995 Stock Incentive Plan in the form attached hereto as Exhibit F (the "Plan") providing for the issuance of, or options to purchase, up to 8,500 shares of Common Stock. Pursuant to the terms of such Plan, shares of stock and stock options may be granted only to certain categories of officers, employees and directors of the Company and only pursuant to and in accordance with the terms of the Plan.

      4.13 Restrictions and Limitations.

            (a) So long as any shares of the Preferred Stock remain outstanding, the Company shall not, without the written consent of a Majority in Interest of the Investors:

                  (i) Increase the number of directors on the Company's Board of
            Directors;

                  (ii) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock, or any other capital stock of the Company; provided, however, that this restriction shall not apply (i) to the repurchase or redemption of shares of Common Stock issued pursuant to stock repurchase provisions or agreements under which the Company has the option to repurchase such Shares upon the occurrence of certain events, including the termination of employment and involuntary transfers by operation of law, provided that (unless the purchase or agreement containing its terms is or was approved by unanimous vote of the Board of Directors of the Company) the repurchase price paid by the Company does not exceed the purchase price paid to the Company for such shares; or (ii) the provisions of certain agreements entered into in connection with an investment by the Company in a Subsidiary or Additional Subsidiary;

                  (iii) Declare, pay or enter into an agreement to declare or pay, dividends on or any distributions in respect of shares of Common Stock.

            (b) So long as any shares of the Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or written consent of (i) a Majority in Interest of the Investors acting as a single class, and, (ii) if the proceeds to be received in respect of each share of Class B Convertible Preferred Stock is less than the then applicable Qualifying Price, a Majority in Interest of the Class B Convertible Preferred Stock acting as a single class, authorize any merger or consolidation of the Company with or into another Company or entity (except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval), or authorize the sale of all or substantially all the assets of the Company.

            (c) So long as any shares of the Preferred Stock remain outstanding, the Company shall not (i) amend the Certificate of Incorporation or By-Laws of the Company in any manner adverse to the holders of any class, series, classes or series of Preferred Stock without the written consent of the holders of a Majority in Interest of each such affected class, series or classes or series of Preferred Stock (provided, that the holders of the Series B-1 Voting Convertible Preferred Stock and the holders of the Series B-2 Non-Voting Convertible Preferred Stock shall act together as a single class unless otherwise required by law), (ii) authorize, issue or obligate itself to issue, any preferred stock which is senior to any class or series of Preferred Stock as to liquidation preferences, redemption or dividend rights or with voting rights which are preferential to those of the holders of the Class A Convertible Preferred Stock and Series B-1 Voting Convertible Preferred Stock, without the written consent of the holders of a majority of the shares of each class, series, classes or series, of Preferred Stock as to which such rights are senior or preferential (provided, that the holders of the Series B-1 Voting Convertible Preferred Stock and the holders of the Series B-2 NonVoting Convertible Preferred Stock shall act together as a single class unless otherwise required by law), and (iii) authorize, issue or obligate itself to issue, any other preferred stock which is on a parity with any class or series of Preferred Stock as to liquidation preferences without the written consent of the holders of a majority of the shares of each class, series, classes or series of Preferred Stock as to which such rights are on a parity (and, if there is more than one class, series, classes or series as to which such rights are on a parity, the holders of such classes or series shall act together as one class); provided, however, that the Company may, without complying with this clause (iii), authorize, issue and/or obligate itself to issue (A) additional shares of preferred stock (other than shares of Class A or Class B Convertible Preferred Stock except as contemplated by Section 2.3(b) hereof) so long as such shares of preferred stock have rights (including with respect to liquidation preferences, redemption, dividend rights and voting) identical (or inferior) to an equal number of shares of Series B-1 Voting Convertible Preferred Stock and are issued or to be issued at a price equal to or greater than $670 per share (as appropriately adjusted for stock splits, stock dividends and the like), (B) securities to be issued pursuant to the Stock Purchase Agreement, (C) securities (other than shares of Class A or Class B Convertible Preferred Stock except as contemplated by Section 2.3(b) hereof) in connection with an investment by the Company or any of its subsidiaries, directly or indirectly, in another entity, or issuable upon the exercise of any rights granted in connection with an investment by the Company or any of its subsidiaries, directly or indirectly, in another entity, (D) securities pursuant to the exercise of warrants, options or other rights or upon the conversion of securities, in each case, as to which the holders of such class of Preferred Stock consented to the issuance pursuant to this Section 7(c) or which were issued pursuant to an exemption set forth in clauses (A) through
(F) hereof, (E) securities issued pursuant to any merger, sale or similar transaction, and (F) securities (other than shares of Class A or Class B Convertible Preferred Stock except as contemplated by Section 2.3(b) hereof) issued as a result of any stock split, stock dividend, reclassification or reorganization of the Company.


SECTION 5.  REPRESENTATIONS OF INVESTORS

      It is the understanding of the Company, and each Investor hereby severally represents with respect to such Investor's purchase of Securities hereunder that:

            (a) The execution of this Agreement has been duly authorized by all necessary action on the part of the Investor, has been duly executed and delivered, and constitutes a valid, binding and enforceable agreement of the Investor.

            (b) The Investor is acquiring the Class B Convertible Preferred Stock for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act, and such Investor has no present or presently contemplated agreement, undertaking, arrangement, obligation or commitment providing for the distribution thereof; provided, however, that the disposition of such Investor's property shall at all times be and remain within its control. The Investor was not formed or organized for the purpose of acquiring the Class B Convertible Preferred Stock.

            (c) The Investor understands that because the Class B Convertible Preferred Stock have not been registered under the Securities Act, it cannot dispose of any or all of the Class B Convertible Preferred Stock or the Common Stock or the Class B Common Stock issuable upon conversion thereof unless the shares of the relevant series of Class B Preferred Stock or Common Stock or the Class B Common Stock are subsequently registered under the Act or exemptions from such registration are available.

            (d) The Investor is sufficiently knowledgeable and experienced in the making of private investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company. The Investor is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. The Investor has carefully reviewed the representations concerning the Company contained in this Agreement, and has made detailed inquiry concerning the Company, its business and its personnel; and the officers of the Company have made available to the Investor any and all written information which it has requested and have answered to such Investor's satisfaction all inquiries made by such Investor; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Corporation hereunder and the right of the Investors to rely thereon and to seek indemnification hereunder.

            (e) The Investor has been advised that the Class B Convertible Preferred Stock have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company in issuing the Class B Convertible Preferred Stock is relying upon, among other things, the representations and warranties of the Investor contained in this
Section 5.

            (f) No broker, finder, agent or similar intermediary has acted on behalf of the Investor in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.


SECTION 6.  DEFINITIONS

      Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:

      "Additional Subsidiary" shall mean any entity which, after the date hereof, becomes controlled by the Company or any Subsidiary as a result of the ownership by the Company or an Additional Subsidiary, singularly or collectively, of more than 50% of the outstanding voting securities of such entity or the Company becoming a general partner, managing member or holding another similar position that enables it to direct management and policies thereof.

      "Advisors Act" means the Investment Advisers Act of 1940, as amended, and any successor to such Act.

      "Average Qualifying Price" shall have the meaning set forth in the Certificate of Incorporation.

      "Base Balance Sheet" shall mean the consolidated balance sheet of the Company and the Subsidiaries as of September 30, 1995, included in Schedule 2.5.

      "Class A Convertible Preferred Stock" shall mean the Company's Class A Convertible Preferred Stock, par value $.01 per share.

      "Class B Convertible Preferred Stock" shall mean the Series B-1 Voting Convertible Preferred Stock together with the Series B-2 Non-Voting Convertible Preferred Stock.

      "Class B Common Stock" shall mean the Company's Class B Common Stock, par value $.01 per share.

      "Certificate of Incorporation" shall mean the Company's Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B, as the same may be amended and/or restated from time to time.

      "Closing Date" shall mean November 7, 1995.

      "Common Stock" shall mean the Company's Common Stock, par value $.01 per share.

      "GAAP" shall mean generally accepted accounting principles as applied in the United States of America.

      "Governmental Authority" shall mean any Federal, state, local or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity.

      "Investors" shall mean the entities and individuals listed on the signature page hereof.

      "Majority in Interest" shall mean (i) when used with respect to the Class A Convertible Preferred Stock, Investors holding a majority of the shares of Common Stock issued or issuable upon conversion of the Class A Convertible Preferred Stock, (ii) when used with respect to the Class B Convertible Preferred Stock, Investors holding a majority of the shares of Common Stock issued or issuable upon conversion of the Series B-1 Voting Convertible Preferred Stock and Series B-2 Non-Voting Convertible Preferred Stock (after giving effect to the conversion of the shares of Series B-1 Voting Convertible Preferred Stock or Class B Common Stock issued or issuable upon such conversion), and (iii) when used with respect to the Investors, Investors holding a majority of the shares of Common Stock held by all the Investors including all shares of Common Stock issuable upon conversion of the Class B Common Stock, Class A Convertible Preferred Stock, Series B-1 Voting Convertible Preferred Stock and Series B-2 Non-Voting Convertible Preferred Stock (after giving effect to the conversion of the shares of Series B-1 Voting Convertible Preferred Stock or Class B Common Stock issuable upon such conversion).

      "Material Adverse Effect" shall mean a material adverse effect upon the business, assets, operations or financial condition of the Company or the ownership or leasing of its properties.

      "Material Contract" shall have the meaning assigned to such term in
Section 2.10.

      "Plan" shall mean the Affiliated Managers Group, Inc. Amended and Restated 1994 Stock Incentive Plan in the form attached hereto to Exhibit F, as the same may be amended from time to time.

      "Preferred Shares" shall mean the shares of the Class A Convertible Preferred Stock and Class B Convertible Preferred Stock.

      "Qualified Public Float" shall have the meaning set forth in the Certificate of Incorporation, and shall initially mean the occurrence of (A) a period of twenty consecutive trading days when the closing price (as hereinafter defined) for each such day equals or exceeds the applicable Qualifying Price (as appropriately adjusted for stock splits, stock dividends and the like), when (B) during such period of twenty consecutive trading days, the aggregate market value of the Common Stock held by non-affiliates (as such term is defined in Rule 405 promulgated under the Securities Act) is equal to or greater than $40,000,000.

      "Qualified Public Offering" shall have the meaning set forth in the Certificate of Incorporation and shall initially mean an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock of the Corporation to the public in which the proceeds received by the Corporation and any selling shareholders, net of underwriting discounts and commissions, equal or exceed $40,000,000 at a per share sale price to the public which results in the value of the Common Stock into which each share of Series B-1 Voting Convertible Preferred Stock is convertible being equal to the Qualifying Price.

      "Qualifying Price" shall have the meaning set forth in the Certificate of Incorporation and shall initially mean $670.00 together with a rate of appreciation equal to at least 15% per annum compounded annually through November 7, 2000 (determined on a daily basis); provided, however, that any per share sale price equal to or in excess of $1,347.60 (as appropriately adjusted for stock splits, stock dividends and the like) shall be deemed a Qualifying Price.

      "Securities" shall mean the Class B Preferred Stock issued at the Closing and the Conversion Shares.

      "Senior Loan Agreement" shall mean the Credit Agreement and related Promissory Notes dated as of May 11, 1995, among the Company, the several Lenders named in the Credit Agreement and Chemical Bank, a New York banking corporation, as Administrative Agent.

      "Series B-1 Voting Convertible Preferred Stock" shall mean the Company's Series B-1 Voting Convertible Preferred Stock, par value $.01 per share.

      "Series B-2 Non-Voting Convertible Preferred Stock" shall mean the Company's Series B-2 Non-Voting Convertible Preferred Stock, par value $.01 per share.

      "Stockholders' Agreement" means that certain Stockholders' Agreement dated November 7, 1995, by and among the Company and all of its stockholders as of the date hereof.

      "Subsidiaries" and "Subsidiary" shall mean and include J M H Management Corporation, a Delaware corporation, JM Hartwell Limited Partnership, a Delaware limited partnership, Systematic Financial Management, L.P., a Delaware limited partnership, and Skyline Asset Management, L.P., a Delaware limited partnership and all Additional Subsidiaries from and after the date they become Additional Subsidiaries.

      "1940 Act" means, the Investment Company Act of 1940, as amended, and any successor to such Act.


SECTION 7.  GENERAL

      7.1 Amendments, Waivers and Consents.

            (a) Sections 1, 2, 3, 5, 6 and, subject to Section 7.1(b) hereof,
Section 7 of this Agreement may be amended, and compliance with any covenant or provision set forth therein may be waived, if the Company so consents and obtains written consent thereto from the holder(s) of a Majority in Interest of the Class B Convertible Preferred Stock; provided, however, that any such amendment or waiver shall affect all holders of Preferred Shares share for share alike.

            (b) Section 4 and, to the extent any such action would affect the provisions of such Section, Section 5, 6 and 7 of this Agreement may be amended, and compliance with any covenant or provision set forth therein may be waived, if the Company so consents and obtains written consent thereto from the holder(s) of two-thirds (2/3) of the then outstanding Preferred Shares, or Common Stock or Class B Common Stock issued upon conversion thereof, acting as a single class; (with each Preferred Share and each share of Class B Common Stock being equivalent to the number of shares of Common Stock into which it could then be converted (after giving effect to the conversion of any resulting shares of Series B-1 Voting Convertible Preferred Stock or Class B Common Stock issuable upon any conversion of any such Preferred Share)) provided, however, that if any such amendment or waiver adversely effects the rights of the holders of one or more class, series or classes or series of the Company's Preferred Stock, such amendment or waiver shall only be effective if consented to in writing by the holder(s) of an aggregate of a Majority in Interest of such class, series, classes or series of Preferred Stock, consenting as a single class (and, if there is more than one class or series adversely affected, the holder of such classes or series shall act together as one class; provided, further, that Sections 4.13(b) and (c) may only be amended, and compliance therewith waived, if the Company obtains written consent from the holders of a Majority in Interest of the Class B Convertible Preferred Stock).

      7.2 Survival of Covenants; Assignability of Rights.

            (a) All covenants, agreements, representations and warranties of the Company made herein and to be performed prior to or at the Closing and in the certificates, lists, exhibits, schedules or other written information delivered or furnished by or on behalf of the Company to any Investor in connection herewith shall be deemed material and to have been relied upon by such Investor, and, except as otherwise provided in this Agreement (including, with respect to representations and warranties, paragraph (b) below), shall survive the delivery of the Class B Convertible Preferred Stock and shall bind the Company's successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to transferees of the Securities, whether so expressed or not. The representations and warranties made by the Investors in Section 5 of this Agreement shall survive the delivery of the Class B Convertible Preferred Stock and shall bind the Investors' successors and assigns and shall inure to the benefit of the Company's successors and assigns.

            (b) The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive the Closing Date and the consummation of any or all of the transactions contemplated hereby but only until December 31, 1996, except for any representations and warranties pursuant to Section 2.9, which shall survive until the expiration of the applicable tax statute of limitations (if any). The expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration.

      7.3 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by telex or facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective upon their delivery notices sent by telex shall be effective when answered back, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the day of actual delivery by the courier:

      (a)   if to the Company to:

                  Affiliated Managers Group, Inc.
                  Two International Place
                  23rd Floor
                  Boston, MA  02110
                  Facsimile:  (617) 346-7115
                  Attn:  William J. Nutt
                          President and CEO

                  with a copy (which shall not constitute notice) to:

                  Goodwin, Procter & Hoar
                  Exchange Place
                  Boston, Massachusetts  02109
                  Facsimile: (617) 523-1231
                  Attn:  Richard E. Floor, P.C.

      (b)   if to the Investors to:

                  The addresses as set forth on Exhibit A hereof

                  with a copy (which shall not constitute notice) to:

                  Fennebresque, Clark, Swindell & Hay
                  Nationsbank Corporate Center
                  100 North Tryon Street
                  Suite 2900
                  Charlotte, North Carolina  28202
                  Attn:  Jeffrey Hay, Esq.

      7.4 Headings. The Section headings used or contained in this Agreement are for convenience of the reference only and shall not affect the construction of this Agreement.

      7.5 Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

      7.6 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      7.7 Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

      7.8 Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the state of Delaware (without giving effect to conflicts or choice of law principles).

      7.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      7.10 Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto, and shall pay the reasonable out-of-pocket expenses of the Investors incurred with respect to the negotiation, execution and delivery of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto, provided that the reimbursement owed by the Company to the Investors with respect to legal fees shall be limited to legal fees, up to a maximum of $25,000, for the professional services of Fennebresque, Clark, Swindell & Hay, special counsel for the Investors, incurred in connection with the negotiation, execution and delivery of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto.

                                  [End of Text]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

                                AFFILIATED MANAGERS GROUP, INC.


                                By:    /s/ William J. Nutt
                                       ----------------------------------------
                                       William J. Nutt
                                       President and Chief Executive Officer


                                NATIONSBANC INVESTMENT CORPORATION


                                By:    /s/ Michael F. Elliott
                                       ----------------------------------------
                                       Michael F. Elliott
                                       Senior Vice President


                                HARTFORD ACCIDENT AND
                                INDEMNITY COMPANY


                                By:    /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       CIO and Senior Vice President


                                ADVENT VII L.P.

                                By:  TA Associates VII L.P., its General Partner

                                By:  TA Associates, Inc., its General Partner


                                By:                   *
                                       ----------------------------------------
                                       P. Andrews McLane
                                       Managing Director

                       ADVENT ATLANTIC AND PACIFIC II L.P.

                                By: TA Associates AAP II Partners, its General Partner

                                By:  TA Associates, Inc., its General Partner


                                By:                   *
                                       ----------------------------------------
                                       P. Andrews McLane
                                       Managing Director


                                CHESTNUT III LIMITED PARTNERSHIP

                                By:  TA Associates VI L.P., its Attorney-in-Fact

                                By:  TA Associates, Inc., its General Partner


                                By:                   *
                                       ----------------------------------------
                                       P. Andrews McLane
                                       Managing Director


                                CHESTNUT CAPITAL INTERNATIONAL III
                                LIMITED PARTNERSHIP

                                By: TA Associates VI L.P., its Attorney- in-Fact

                                By: TA Associates, Inc., its General Partner


                                By:                   *
                                       ----------------------------------------
                                       P. Andrews McLane
                                       Managing Director

                                ADVENT NEW YORK L.P.

                                By:  TA Associates VI L.P., its General Partner

                                By:  TA Associates, Inc., its General Partner


                                By:                   *
                                       ----------------------------------------
                                       P. Andrews McLane
                                       Managing Director


                                ADVENT INDUSTRIAL II L.P.

                                By:  TA Associates VI L.P., its General Partner

                                By:  TA Associates, Inc., its General Partner


                                By:                   *
                                       ----------------------------------------
                                       P. Andrews McLane
                                       Managing Director


                                TA VENTURE INVESTORS LIMITED
                                PARTNERSHIP


                                By:    /s/ P. Andrews McLane
                                       ----------------------------------------
                                       P. Andrews McLane
                                       General Partner



* /s/ P. Andrews McLane
-----------------------
P. Andrews McLane
Managing Director

                                        /s/ William J. Nutt
                                       ----------------------------------------
                                       William J. Nutt


                                        /s/ Sean M. Healey
                                       ----------------------------------------
                                       Sean M. Healey


                                        /s/ Richard E. Floor
                                       ----------------------------------------
                                       Richard E. Floor

                                                                       Exhibit A


                                List of Investors

                                        SHARES OF SERIES B-1    SHARES OF SERIES B-2
          NAME                                VOTING                NON-VOTING
           AND                             CONVERTIBLE             CONVERTIBLE
         ADDRESS                          PREFERRED STOCK         PREFERRED STOCK        PURCHASE PRICE
         -------                          ---------------        -----------------       --------------
NationsBanc Investment                                                 19,403           $   13,000,010
Corporation
NationsBank Corporate Center
100 North Tryon Center
Charlotte, NC 28255

Hartford Accident and                             7,463                                $    5,000,210
Indemnity Company
Attn: Andrew W. Kohnke
200 Hopmeadow Street
P.O. Box 2999
Simsbury, CT 06104

Advent VII, L.P.                              1868.1249                                $ 1,251,643.69
Advent Atlantic and Pacific II                 384.1322                                    257,368.57
Chestnut III                                   145.2949                                     97,347.58
Chestnut Capital International III              48.4689                                     32,474.16
Advent New York                                186.8237                                    125,171.88
Advent Industrial II                           138.5040                                     92,797.68
TA Venture Investors                            30.8201                                     20,649.47
c/o TA Associates, Inc.
High Street Tower
Suite 2500
125 High Street
Boston, MA 02110

William J. Nutt                                149.2500                                $    99,997.50
c/o Affiliated Managers Group,
Inc.
Two International Place
23rd Floor
Boston, MA 02109

Sean M. Healey                                   3.7313                                $     2,499.97
c/o Affiliated Managers Group,
Inc.
Two International Place
23rd Floor
Boston, MA 02109

                                        SHARES OF SERIES B-1    SHARES OF SERIES B-2
          NAME                                VOTING                NON-VOTING
           AND                             CONVERTIBLE              CONVERTIBLE
         ADDRESS                          PREFERRED STOCK          PREFERRED STOCK       PURCHASE PRICE
         -------                          ---------------          ---------------       --------------
Richard E. Floor                                29.8500                                $    19,999.50
c/o Goodwin, Procter & Hoar
Exchange Place
Boston, MA 02109

TOTAL                                            10,448               19,403           $   20,000,170

